EMCORE Corporation

Form SD-2023

Exhibit 1.01

Conflict Minerals Report

Conflict Minerals Disclosure

I.              Introduction

EMCORE Corporation is providing this Conflict Minerals Report (“CMR”) for the calendar year ended December 31, 2023, as an exhibit to Form SD, pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”), as amended. The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture a product and any “conflict mineral” specified in the Rule is necessary for the functionality or production of such product. Conflict Minerals are defined by paragraph (d)(3) of Form SD as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten, or any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Covered Countries (collectively, “Conflict Minerals” or “3TG”). The “Covered Countries” for purposes of the Rule and this CMR are the Democratic Republic of the Congo (“DRC”) and any country that shares an internationally recognized border with the DRC.

As used in this document, “EMCORE,” the “Company” and the words "we," "our," and "us" refer to EMCORE Corporation and its subsidiaries.

II.            Overview

Company Profile

We are a leading provider of inertial navigation products for the aerospace and defense markets and have also been a manufacturer of lasers and optical subsystems for use in the Cable TV (“CATV”) industry. We leverage industry-leading Photonic Integrated Chip (PIC), Quartz MEMS, and Lithium Niobate chip-level technology to deliver state-of-the-art component and system-level products across our end-market applications. Over the last five years, we have expanded our scale and portfolio of inertial sensor products through the acquisitions of Systron Donner Inertial, Inc. in June 2019, the Space and Navigation business of L3Harris Technologies, Inc. in April 2022, and the FOG and Inertial Navigation Systems business of KVH Industries, Inc. in August 2022. We have vertically-integrated manufacturing capability at our facilities in Budd Lake, NJ, Concord, CA, Tinley Park, IL, and Alhambra, CA. Our manufacturing facilities maintain ISO 9001 quality management certification, and we are AS9100 aerospace quality certified at our facilities in Budd Lake and Concord. These facilities support our vertically-integrated manufacturing strategy for quartz, FOG, and Ring Laser Gyro products for navigation systems.

As described in this CMR, certain of our operations manufacture, or contract to manufacture, products that contain 3TGs that are necessary to the functionality or production of those products. However, we do not directly source 3TGs from mines, smelters or refiners. We believe that, in most cases, we are several steps removed in the supply chain from these market participants, limiting our influence over their sourcing. We must therefore rely on our direct suppliers to provide information regarding the origin of necessary 3TGs that are included in our products, including sources of 3TGs that are supplied to them by sub-tier suppliers.

Conflict Minerals Policy

We are committed to responsible sourcing from our suppliers and each supplier is required to provide information about their Conflict Minerals programs and sourcing practices related to 3TGs by submitting a CMRT (as defined below). At our request, each of our suppliers shall permit us to assess its practices and procedures and shall provide us with any information reasonably requested. In addition, each supplier agrees to provide information to us necessary for us to comply with our Conflict Minerals reporting requirements, including without limitation information under the Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template (“CMRT”). Our Conflict Minerals Policy is available on our corporate website at http://emcore.com/our-company/quality-management/supply-chain-management/.

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III.         Reasonable Country of Origin Inquiry Information

We have conducted a good faith reasonable country of origin inquiry (“RCOI”) to determine whether the 3TGs included in and necessary to the functionality of our products described under “Product Description” in Section V below originated in the Covered Countries or came from recycled or scrap sources. We engaged a leading 3TGs data management consultant (the “Consultant”) to assist us in conducting this RCOI. We utilized a software-as-a-service (SaaS) platform provided by the Consultant to complete and track supplier communications, as well as allow suppliers to upload completed CMRTs for validation, assessment and management. The platform also provides functionality that meets the OECD Guidance (as defined below) process expectations by evaluating the quality of each supplier response and assigning a health score based on the supplier’s declaration of process engagement. Additionally, the metrics provided in this report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations performed, are managed through this platform.

The use of the CMRT allowed for some elimination of Irrelevant suppliers. We also periodically reviewed the supplier list to ensure that irrelevant or “out of scope” suppliers were removed from the survey process. Our program continues to include automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration tab of the CMRT which helps to identify areas that require further classification or risk assessment, as well as understand the due diligence efforts of the Tier 1 suppliers. The results of this data validation contribute to the program’s health assessment and are shared with the suppliers to ensure they understand areas that require clarification or improvement.

All submitted forms are accepted and classified as valid or invalid so that data is still retained. Suppliers are contacted in regard to invalid forms and are encouraged to submit a valid form. Suppliers are also provided with guidance on how to correct these validation errors in the form of feedback to their CMRT submission, training courses and direct engagement help through the Consultant’s multilingual Supplier Experience team. Since some suppliers may remain unresponsive to feedback, we track program gaps to account for future improvement opportunities. As of May 14, 2024, there were three invalid supplier submissions that could not be corrected.

The Consultant compared the list of smelters and refiners provided in our suppliers’ responses to the lists of smelters maintained by the RMI and, if a supplier indicated that a facility was certified as conflict-free, confirmed that the facility was listed on RMI’s list of validated conflict free smelters and refiners of 3TGs.

To the extent applicable, our RCOI utilized the same processes and procedures for our due diligence described in Section IV below. This RCOI process included conducting an inquiry of our direct suppliers using a mechanism common in the technology industry: the CMRT version 6.01. Based on the results of our RCOI, we are required to exercise due diligence on the source and chain of custody of the necessary 3TGs contained in our products. Our due diligence efforts are discussed further in Section IV of this CMR.

IV.         Due Diligence Process and Measures Performed

Based on the results of our RCOI, the Consultant engaged by us also assisted us in conducting due diligence on the source and chain of custody of 3TGs in our products. Our due diligence measures are designed to attempt to ascertain the facilities used to process any 3TGs in our products, the country of origin of any 3TGs in our products and the mine(s) or location of origin with the greatest possible specificity.

The design of our due diligence system, its conformity with an internationally-recognized due diligence framework, and a description of the measures we have undertaken to exercise our due diligence, are detailed below.

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Our due diligence measures have been designed to conform in all material respects to the internationally- recognized due diligence guidance of the Organization for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict- Affected and High-Risk Areas (Second Edition), and its related supplements. This OECD guidance (the “OECD Guidance”) is the only due diligence framework recognized by the Securities and Exchange Commission (“SEC”) to date. The OECD Guidance stresses five main areas of due diligence design, detailed below in IV(a) – (e).

Due diligence requires our necessary reliance on data provided by direct suppliers and third-party audit programs. There is a risk of incomplete or inaccurate data as the process cannot fully be owned by us. However, through continued outreach and process validation, this aligns with industry standards and market expectations for downstream companies’ due diligence.

a.           Establish Strong Company Management Systems

First, we have assigned a Director of Supply Chain Management to (i) manage the 3TGs compliance program, (ii) liaise with the Consultant, (iii) conduct reviews of collected data, and (iv) make decisions regarding the due diligence program, including risk mitigation. Second, we have requested that suppliers of goods incorporated into our products provide us with CMRTs for their products (see below, Section IV(b & c)). Third, our position statement with respect to 3TGs, which is located on our website (https://emcore.com/our-company/quality-management/supply-chain-management/), encourages our suppliers to source responsibly, through their sub-suppliers and on down through their own supply chains. In this position statement, we encourage our suppliers and their sub suppliers to use smelters or refiners ( “SORs”) that are conformant to assessment protocols for conflict-free sourcing wherever possible. Using its Responsible Minerals Assurance Process (“RMAP”) audit program, the RMI, an organization founded by members of the Electronic Industry Citizen Coalition (“EICC”), and the Global e-Sustainability Initiative (“GeSI”), is taking action to address responsible sourcing, using independent third-party audits to identify SORs that have systems in place to assure sourcing of only conflict-free materials.

We also leverage the Consultant’s managed services in order to work with dedicated program specialists who support our Conflict Minerals program. We communicate regularly with the Consultant’s team in order to receive updates on program status. Each member of the Consultant’s customer success team is trained in Conflict Minerals compliance and understands the intricacies of the CMRT and Conflict Minerals reporting, as well as Section 1502 of the Dodd-Frank Act.

Grievance Mechanisms

We established multiple longstanding grievance mechanisms whereby employees and suppliers can report violations of our policies, including with respect to Conflict Minerals. Suppliers and others outside of EMCORE may contact our Conflict Minerals team to communicate with us, including to report grievances. In addition, our employees may anonymously report suspected violations using our anonymous ethics hotline, either via our website at https://emcore.ethicspoint.com or by calling 1-833-626-1524 in the United States, or with the associated country code outside the United States.

Maintain Records

We have adopted a policy to retain relevant Conflict Minerals related documentation for a period of 5 years, including supplier responses to CMRTs, and implemented this policy through the Consultant.  The Consultant stores all of the information and findings from this process in a database that can be audited by internal or external parties.

b.            Identify and Assess Risk in the Supply Chain

To obtain chain of custody declarations from our suppliers, we utilize the CMRT described above. This CMRT is distributed to all of our suppliers, with regular and persistent follow-ups (“Escalations”), to ensure maximum compliance and feedback. The CMRT includes questions on (i) the use and origin of 3TGs in our components, (ii) supplier engagement with their sub-tier suppliers, and (iii) smelters and points of origin of the constituent 3TGs. The Consultant provides suppliers with guidance and requirements to prepare them ahead of time for full compliance in completing the CMRT, our principal information-gathering step on the origin, source and chain of custody of 3TGs contained in components and materials supplied to us. This kit includes materials to educate suppliers about the SEC rule on 3TGs, responsible supply chain management, and a letter that suppliers can use if they need to request information from their sub-tier suppliers.

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The CMRT responses are only a first step in our engagement with suppliers. The responses from suppliers are then individually validated and examined both for completeness and any internal inconsistencies between the data they provide. Any of these issues are resolved with our suppliers by phone and email. This follow-up to incomplete or invalid information is described further in Section IV(c), below.

To the extent that a completed response identified a smelter or refiner, the Consultant determined if the smelter had been audited against a standard in conformance with the OECD Guidance, such as the Responsible Minerals Assurance Process (“RMAP”). We do not have a direct relationship with smelters and refiners and do not perform direct audits of these entities within the supply chain. SORs that have completed an RMAP audit are considered to be DRC-conflict free. In cases where the SORs’ due diligence practices have not been audited against the RMAP standard or they are considered non-conformant by RMAP, follow-ups are made to suppliers reporting those facilities. SORs are then assessed for the potential for sourcing risk. We also attempted to ascertain whether the smelter or refiner information provided was specific to the products supplied to us to determine whether the identified SORs are in our supply chain.

Each facility that meets the RMI definition of a smelter or refiner of a 3TGs mineral is assessed according to red flag indicators defined in the OECD Guidance. The Consultant uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors include:

•	Geographic proximity to the Covered Countries;

•	Known mineral source country of origin;

•	RMAP audit status;

•	Credible evidence of unethical or conflict sourcing; and

•	Peer assessments conducted by credible third-party sources.

As part of our risk management plan under the OECD Guidance, when facilities with red flags were reported on a CMRT by one of the suppliers surveyed, risk mitigation activities are initiated. Through the Consultant’s software, submissions that include any smelters of concern immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to us, and escalating up to removal of these red flag smelters from their supply chain. In addition, suppliers are guided to the educational materials on mitigating the risks identified through the data collection process.

c.            Design and Implement a Strategy to Respond to Identified Risks

As outlined above, we have developed processes for Escalations and supplier engagement. This allows us to direct needed questions and follow-up to suppliers based on their varying responses to the CMRT. Escalations are used when, among other issues, suppliers are late in responding, have incomplete information, provide feedback inconsistent with prior responses, or when other issues are identified. An Escalation may include individual written requests for information, conference calls and meetings. Each Escalation is dated and tagged in our data management system for a variety of further actions. These actions might include direct supplier contact through our business channels, changes of scope of the diligence request, reformatting supplier responses into the correct format, time extensions for delayed responses, follow-up with alternative contacts in the supplying organization, or the dropping of outdated component parts from our products list.

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d.            Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Because we do not source 3TG directly from SORs, we rely on third parties, including the RMI, to coordinate and conduct third-party audits of these facilities. We utilize the published results of these third-party audits to determine whether a specified smelter or refiner processes 3TG that directly or indirectly finances or benefits armed groups. The Consultant also directly contacts smelters and refiners that are not currently enrolled in the RMAP to encourage their participation and gather information regarding each facilities’ sourcing practices on behalf of its compliance partners.

e.            Report on Supply Chain Due Diligence

This CMR is available under “Quality Management” and “Supply Chain Management” in the “Company” section of our website at https://emcore.com/our-company/quality-management/supply-chain-management/. We will file a Form SD (and CMRs, as necessary) with the SEC on an annual basis, pursuant to the Rule.

V.            Due Diligence Results

a.	Supply Chain Outreach Results

Supply chain outreach is required to identify the upstream sources of origin of tin, tantalum, tungsten and gold. Following the industry standard process, CMRTs are sent to and requested from Tier 1 suppliers, who are expected to follow this process until the smelter and refiner sources are identified. As of May 14, 2024, there were 368 suppliers in scope of the Conflict Minerals program and 261 provided a completed CMRT. Our total response rate for this reporting year was 71%.

b.            Upstream Data Transparency

All smelters and refiners listed by suppliers in completed CMRTs, which appear on the RMI-maintained smelters list, are attached in Appendix A. As is a common practice when requests are sent upstream in the supply chain, those who purchase materials from smelters may not be able to discern exactly which companies’ product lines the materials may end up in. As a result, those providing the smelters and refiners have the practice of listing all smelters and refiners they may purchase from within the reporting period. Therefore, the SORs (as sources) listed in Appendix A are likely to be more comprehensive than the list of SORs which actually processed the 3TGs contained in our products.

Although the potential for over-reporting is understood, we have taken measures to validate these sources of origin against validated audit programs intended to verify the material types and mine sources of origin for these smelters and refiners. Suppliers that identified these specific SORs of concern on their CMRT were contacted in accordance with the OECD Guidance to inform them of the potential for risk, and to evaluate whether or not these SORs could be connected to our products. The suppliers were asked to complete a user-defined or product-level CMRT specific to the materials, products or piece parts purchased by us, rather than a company-level CMRT, to better identify the connection to products that they supply to us. Other suppliers were evaluated internally to determine if they were in fact still active suppliers. If not, they were removed from the scope of data collection.

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c.            Countries of Origin

Appendix B includes an aggregated list of countries of origin from which the reported facilities collectively source 3TGs, based on information provided through the CMRT data collection process, from direct smelter outreach and the RMAP. As mentioned in the above section, it is understood that many responses may provide more data than can be directly linked to products sold by us. Therefore, Appendix B may contain more countries than those that our products are being sourced from. We have taken, or intend to take, the following steps to improve the due diligence conducted to further mitigate any risk that the necessary 3TGs in our products could benefit armed groups in the DRC or adjoining countries:

•	Continue to evaluate upstream sources through a broader set of tools to evaluate risk. These include, but are not limited to:

o	Using a comprehensive smelter and refiner library with detailed status and notes for each listing.

o	Scanning for credible media on each smelter and refiner to flag risk issues.

o	Comparing the list of smelters and refiners against government watch and denied parties lists.

•	Engage with suppliers more closely and provide more information and training resources regarding responsible sourcing of 3TGs.

•	Encourage suppliers to have due diligence procedures in place for their supply chains to improve the content of the responses from such suppliers.

•	Continue to include a Conflict Minerals flow-down clause in new or renewed supplier contracts, as well as included in the terms and conditions of each purchase order issued.

•	Following the OECD Guidance process, increase the emphasis on clean and validated smelter and refiner information from the supply chain through feedback and detailed smelter analysis.

d.            Smelter & Refiner Risk Evaluation

Understanding the risks associated with the smelters and refiners potentially providing material into our supply chain is an important part of the due diligence process. Through the Consultant, comprehensive and ongoing analysis is conducted by the Consultant’s smelter library manager to assess sourcing risk. This information is used to:

•	Provide suppliers with feedback.

•	Determine the effectiveness of our overall program.

•	Conduct outreach to smelters, refiners and their respective associations.

•	Provide detailed analysis in this report.

The following risk categories are used for smelter evaluation and risk determination:

•	Geo-risk

o	Whether the mineral originated from or has been transported through a conflict-affected area as defined by Section 1502 of the Dodd-Frank Act (the DRC and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia).

•	Audit status

o	Whether the refiner’s due diligence practices have been audited against a standard in conformance with the OECD Guidance.

o	The Consultant relies on the RMI audit standard, including cross-recognition of the London Bullion Market Association (“LBMA”) Good Delivery Program and the Responsible Jewelry Council Chain of Custody Certification, which are developed according to global standards, including the OECD Guidance.

•	Sourcing risk

o	Whether evidence of any other red flag that is supported by credible sources has been identified.

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VI.           Product Description; Processing Facilities

Product Description – Our business is of a broad portfolio of compound semiconductor-based products for the aerospace and defense markets and, previously and historically, the Broadband market.

• Inertial Navigation Products

These include products ranging from tactical to navigational grade gyros (including fiber optics gyroscopes, ring laser gyroscopes and Quartz MEMS gyroscopes), accelerometers, IMU and INS that have broad application within the aerospace and defense markets, including guidance, navigation, control, pointing, and stabilization applications in commercial and military aircraft, unmanned aerial systems, unmanned autonomous vehicles, land vehicles, precision guided weapons, and industrial and marine.

• Defense Optoelectronics Products

These included transmitters, receivers, subsystems, and systems that transport ultra-broadband, wideband radio frequency and microwave signals between satellite hub equipment and antenna dishes, with applications including satellite antenna remoting and signal distribution, inter- and intra-facility links, site diversity systems, high-performance supertrunking links, electronic warfare systems, and radar testing. These product families were sold in connection with the sale of our Defense Optoelectronics business to Ortel LLC in October 2023.

• Cable TV Lasers and Transmitters Products

These included forward and return-path 1310 nm and 1550 nm distributed feedback analog lasers, optical receivers optimized for CATV, data over cable service interface specification 3.1 and wireless, broadband photodiodes used in forward-and return-path broadband, subassembly components, analog fiber-optic transmitters, quadrature amplitude modulation transmitters, and CATV fiber amplifiers. These product families were sold in connection with the sale of our CATV business to Ortel LLC in October 2023.

• Optical Sensing Products

These included narrow linewidth 1310 and 1550 nm DFB lasers optimized for Light Detecting and Ranging (“LiDAR”) and distributed sensing applications and a continuous wavelength, coherent optical source laser for frequency modulation continuous wavelength (“FMCW”) sensing LiDAR applications. These product families were sold in connection with the sale of our optical sensing business to Ortel LLC in October 2023.

• Data Center Chips

These included custom chip devices tailored to specific customer requirements and applications for linear, coherent laser sources. These product families were sold in connection with the sale of our Chips business to HieFo Corporation in April 2024.

Processing Facilities – Based on our RCOI or due diligence process, as applicable, and the information received from our suppliers, the facilities listed on Appendix A were identified by our suppliers as the smelters and refiners that processed the 3TG present in and necessary to the functionality of products manufactured by us in the calendar year ended December 31, 2023.

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Due to our position in the supply chain, which we discuss above, we rely on our suppliers for accurate smelter and refiner information. Our due diligence measures cannot provide adequate certainty regarding the source and chain of custody of the necessary 3TGs contained in our in-scope products. The information from our suppliers is still evolving and may contain company level declarations. As such, this smelter list is presented in good faith as the best information we have to date. This list may contain smelters that are not in our supply chain and there may be other smelters not yet identified in our due diligence process. We will continue to update the list as our information and the relevant third-party data from RMI, LBMA, and RJC improves.

VII.         Future Due Diligence

We will continue to communicate our expectations and information requirements to our direct suppliers. Over time, we anticipate that the amount of information globally on the traceability and sourcing of the necessary 3TGs in our products will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. If we become aware of a supplier whose due diligence needs improvement, we may continue the trade relationship while that supplier improves its compliance program. We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.

In addition to those above, we will undertake the following steps during the next compliance period:

•	Continue to collect responses from suppliers using the most recent revision of the CMRT.

•	Engage with suppliers that did not provide a response in 2023 or provided incomplete responses to help with our data collections for 2023.

•	Monitor and track performance of risk mitigation efforts.

•	Compare and validate RCOI results to information collected via independent conflict-free smelter validation programs such as the RMI.

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Appendix A

Smelter and Refiner Information

Metal	Standard Smelter Name	Smelter ID	RMI Audit Status*
Tantalum	5D Production OU	CID003926	Outreach Required
Gold	8853 S.p.A.	CID002763	Non Conformant
Tungsten	A.L.M.T. Corp.	CID000004	Conformant
Gold	ABC Refinery Pty Ltd.	CID002920	Outreach Required
Gold	Abington Reldan Metals, LLC	CID002708	Conformant
Tungsten	ACL Metais Eireli	CID002833	Non Conformant
Gold	Advanced Chemical Company	CID000015	Active
Gold	African Gold Refinery**	CID003185	RMI Due Diligence Review - Unable to Proceed
Gold	Agosi AG	CID000035	Conformant
Gold	Aida Chemical Industries Co., Ltd.	CID000019	Conformant
Gold	Al Etihad Gold Refinery DMCC	CID002560	Non Conformant
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	CID003427	Non Conformant
Gold	Albino Mountinho Lda.	CID002760	Outreach Required
Gold	Alexy Metals	CID003500	Non Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	CID000041	Conformant
Tin	Alpha	CID000292	Conformant
Tantalum	AMG Brasil	CID001076	Conformant
Tin	An Vinh Joint Stock Mineral Processing Company	CID002703	Outreach Required
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	CID000058	Conformant
Gold	Argor-Heraeus S.A.	CID000077	Conformant
Tungsten	Artek LLC	CID003553	RMI Due Diligence Review - Unable to Proceed
Gold	Asahi Pretec Corp.	CID000082	Conformant
Gold	Asahi Refining Canada Ltd.	CID000924	Conformant
Gold	Asahi Refining USA Inc.	CID000920	Conformant
Gold	Asaka Riken Co., Ltd.	CID000090	Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	CID002502	Conformant
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	CID000103	Outreach Required
Gold	AU Traders and Refiners	CID002850	Non Conformant
Gold	Augmont Enterprises Private Limited	CID003461	Non Conformant

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Gold	Aurubis AG	CID000113	Conformant
Tin	Aurubis Beerse	CID002773	Conformant
Tin	Aurubis Berango	CID002774	Conformant
Gold	Bangalore Refinery	CID002863	Active
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	CID000128	Conformant
Gold	Boliden AB	CID000157	Conformant
Gold	C. Hafner GmbH + Co. KG	CID000176	Conformant
Gold	Caridad	CID000180	Outreach Required
Gold	CCR Refinery - Glencore Canada Corporation	CID000185	Conformant
Gold	Cendres + Metaux S.A.	CID000189	Non Conformant
Gold	CGR Metalloys Pvt Ltd.	CID003382	Outreach Required
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CID000228	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CID003190	Conformant
Gold	Chimet S.p.A.	CID000233	Conformant
Tungsten	China Molybdenum Tungsten Co., Ltd.	CID002641	Conformant
Tin	China Tin Group Co., Ltd.	CID001070	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CID000258	Conformant
Gold	Chugai Mining	CID000264	Conformant
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CID000281	Outreach Required
Gold	Coimpa Industrial LTDA	CID004010	Conformant
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	CID003486	Conformant
Tin	CRM Synergies	CID003524	Conformant
Tungsten	Cronimet Brasil Ltda	CID003468	Conformant
Tin	CV Ayi Jaya	CID002570	Conformant
Tin	CV Venus Inti Perkasa	CID002455	Conformant
Tantalum	D Block Metals, LLC	CID002504	Conformant
Gold	Daye Non-Ferrous Metals Mining Ltd.	CID000343	Outreach Required
Gold	Degussa Sonne / Mond Goldhandel GmbH	CID002867	Outreach Required
Gold	Dijllah Gold Refinery FZC	CID003348	Outreach Required
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CID003356	Non Conformant
Tungsten	DONGKUK INDUSTRIES CO., LTD.	CID004060	Outreach Required
Gold	Dongwu Gold Group	CID003663	Outreach Required
Gold	Dowa	CID000401	Conformant
Tin	Dowa	CID000402	Conformant
Tin	DS Myanmar	CID003831	Conformant
Gold	DSC (Do Sung Corporation)	CID000359	Conformant

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Gold	Eco-System Recycling Co., Ltd. East Plant	CID000425	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	CID003424	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	CID003425	Conformant
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	CID002572	Non Conformant
Tin	EM Vinto	CID000438	Conformant
Gold	Emerald Jewel Industry India Limited (Unit 1)	CID003487	Outreach Required
Gold	Emerald Jewel Industry India Limited (Unit 2)	CID003488	Outreach Required
Gold	Emerald Jewel Industry India Limited (Unit 3)	CID003489	Outreach Required
Gold	Emerald Jewel Industry India Limited (Unit 4)	CID003490	Outreach Required
Gold	Emirates Gold DMCC	CID002561	Non Conformant
Tin	Estanho de Rondonia S.A.	CID000448	Conformant
Tantalum	F&X Electro-Materials Ltd.	CID000460	Conformant
Tin	Fabrica Auricchio Industria e Comercio Ltda.	CID003582	Conformant
Tin	Fenix Metals	CID000468	Conformant
Gold	Fidelity Printers and Refiners Ltd.	CID002515	RMI Due Diligence Review - Unable to Proceed
Tantalum	FIR Metals & Resource Ltd.	CID002505	Conformant
Gold	Fujairah Gold FZC	CID002584	Outreach Required
Tungsten	Fujian Xinlu Tungsten Co., Ltd.	CID003609	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CID002315	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494	Conformant
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CID003410	Outreach Required
Tin	Gejiu Kai Meng Industry and Trade LLC	CID000942	Non Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CID000538	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CID001908	Non Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CID000555	Non Conformant
Gold	GG Refinery Ltd.	CID004506	Active
Gold	GGC Gujrat Gold Centre Pvt. Ltd.	CID002852	Non Conformant
Tantalum	Global Advanced Metals Aizu	CID002558	Conformant
Tantalum	Global Advanced Metals Boyertown	CID002557	Conformant
Tungsten	Global Tungsten & Powders LLC	CID000568	Conformant
Gold	Gold by Gold Colombia	CID003641	Conformant
Gold	Gold Coast Refinery	CID003186	Outreach Required
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CID002243	Conformant
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CID001909	Outreach Required
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CID003116	Conformant
Gold	Guangdong Jinding Gold Limited	CID002312	Outreach Required

11

Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CID000291	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CID000218	Conformant
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CID000651	Outreach Required
Tungsten	H.C. Starck Tungsten GmbH	CID002541	Conformant
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CID000671	Outreach Required
Tungsten	HANNAE FOR T Co., Ltd.	CID003978	Outreach Required
Gold	Heimerle + Meule GmbH	CID000694	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CID002492	Conformant
Gold	Heraeus Germany GmbH Co. KG	CID000711	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	CID000707	Conformant
Tungsten	Hubei Green Tungsten Co., Ltd.	CID003417	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	CID002844	Conformant
Gold	Hunan Chenzhou Mining Co., Ltd.	CID000767	Outreach Required
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CID000766	Conformant
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CID000773	Outreach Required
Tungsten	Hunan Jintai New Material Co., Ltd.	CID000769	Non Conformant
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch	CID002513	Conformant
Gold	HwaSeong CJ CO., LTD.	CID000778	Communication Suspended - Not Interested
Tungsten	Hydrometallurg, JSC	CID002649	RMI Due Diligence Review - Unable to Proceed
Gold	Industrial Refining Company	CID002587	Non Conformant
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CID000801	Conformant
Gold	International Precious Metal Refiners	CID002562	Outreach Required
Gold	Ishifuku Metal Industry Co., Ltd.	CID000807	Conformant
Gold	Istanbul Gold Refinery	CID000814	Conformant
Gold	Italpreziosi	CID002765	Conformant
Gold	JALAN & Company	CID002893	Outreach Required
Gold	Japan Mint	CID000823	Conformant
Tungsten	Japan New Metals Co., Ltd.	CID000825	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CID002551	Conformant
Gold	Jiangxi Copper Co., Ltd.	CID000855	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CID002512	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CID002321	Conformant

12

Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CID002313	Communication Suspended - Not Interested
Tin	Jiangxi New Nanshan Technology Ltd.	CID001231	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CID002318	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	CID002842	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CID002317	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CID002316	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CID000914	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	CID000917	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CID002506	Conformant
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	CID003408	RMI Due Diligence Review - Unable to Proceed
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	CID000927	RMI Due Diligence Review - Unable to Proceed
Gold	JSC Novosibirsk Refinery	CID000493	RMI Due Diligence Review - Unable to Proceed
Gold	JSC Uralelectromed	CID000929	RMI Due Diligence Review - Unable to Proceed
Gold	JX Nippon Mining & Metals Co., Ltd.	CID000937	Conformant
Gold	K.A. Rasmussen	CID003497	Outreach Required
Gold	Kaloti Precious Metals	CID002563	RMI Due Diligence Review - Unable to Proceed
Gold	Kazakhmys Smelting LLC	CID000956	Outreach Required
Gold	Kazzinc	CID000957	Conformant
Tantalum	KEMET de Mexico	CID002539	Conformant
Tungsten	Kenee Mining Corporation Vietnam	CID004619	Active
Tungsten	Kennametal Fallon	CID000966	Conformant
Tungsten	Kennametal Huntsville	CID000105	Conformant
Gold	Kennecott Utah Copper LLC	CID000969	Conformant
Gold	KGHM Polska Miedz Spolka Akcyjna	CID002511	Conformant
Gold	Kojima Chemicals Co., Ltd.	CID000981	Conformant
Gold	Korea Zinc Co., Ltd.	CID002605	Conformant
Gold	Kundan Care Products Ltd.	CID003463	Outreach Required
Gold	Kyrgyzaltyn JSC	CID001029	Non Conformant
Gold	Kyshtym Copper-Electrolytic Plant ZAO	CID002865	RMI Due Diligence Review - Unable to Proceed

13

Gold	L'azurde Company For Jewelry	CID001032	RMI Due Diligence Review - Unable to Proceed
Tungsten	Lianyou Metals Co., Ltd.	CID003407	Conformant
Tungsten	Lianyou Resources Co., Ltd.	CID004397	Conformant
Gold	Lingbao Gold Co., Ltd.	CID001056	Outreach Required
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CID001058	Outreach Required
Tungsten	LLC Vostok	CID003643	RMI Due Diligence Review - Unable to Proceed
Gold	L'Orfebre S.A.	CID002762	Conformant
Gold	LS-NIKKO Copper Inc.	CID001078	Conformant
Gold	LT Metal Ltd.	CID000689	Conformant
Tin	Luna Smelter, Ltd.	CID003387	Conformant
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CID001093	Outreach Required
Tin	Ma'anshan Weitai Tin Co., Ltd.	CID003379	Non Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	CID002468	Conformant
Tin	Malaysia Smelting Corporation (MSC)	CID001105	Conformant
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	CID004434	In Communication
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CID002319	Conformant
Gold	Marsam Metals	CID002606	Non Conformant
Tungsten	Masan High-Tech Materials	CID002543	Conformant
Gold	Materion	CID001113	Conformant
Tantalum	Materion Newton Inc.	CID002548	Conformant
Gold	Matsuda Sangyo Co., Ltd.	CID001119	Conformant
Gold	MD Overseas	CID003548	Outreach Required
Tin	Melt Metais e Ligas S.A.	CID002500	Non Conformant
Gold	Metal Concentrators SA (Pty) Ltd.	CID003575	Conformant
Tin	Metallic Resources, Inc.	CID001142	Conformant
Gold	Metallix Refining Inc.	CID003557	Outreach Required
Tantalum	Metallurgical Products India Pvt., Ltd.	CID001163	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	CID001149	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	CID001152	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	CID001147	Conformant
Gold	Metalor Technologies S.A.	CID001153	Conformant
Gold	Metalor USA Refining Corporation	CID001157	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	CID001161	Conformant

14

Tantalum	Mineracao Taboca S.A.	CID001175	Conformant
Tin	Mineracao Taboca S.A.	CID001173	Conformant
Tin	Mining Minerals Resources SARL	CID004065	Conformant
Tin	Minsur	CID001182	Conformant
Gold	Mitsubishi Materials Corporation	CID001188	Conformant
Tin	Mitsubishi Materials Corporation	CID001191	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	CID001193	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	CID001192	Conformant
Gold	MKS PAMP SA	CID001352	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	CID002509	Conformant
Gold	Modeltech Sdn Bhd	CID002857	Non Conformant
Tin	Modeltech Sdn Bhd	CID002858	Non Conformant
Tungsten	Moliren Ltd.	CID002845	RMI Due Diligence Review - Unable to Proceed
Gold	Morris and Watson	CID002282	Outreach Required
Gold	Moscow Special Alloys Processing Plant	CID001204	RMI Due Diligence Review - Unable to Proceed
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	CID001220	Conformant
Tungsten	Nam Viet Cromit Joint Stock Company	CID004034	Outreach Required
Gold	Navoi Mining and Metallurgical Combinat	CID001236	Conformant
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	CID002573	Outreach Required
Gold	NH Recytech Company	CID003189	Conformant
Tungsten	Niagara Refining LLC	CID002589	Conformant
Gold	Nihon Material Co., Ltd.	CID001259	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277	Conformant
Tin	Novosibirsk Tin Combine	CID001305	RMI Due Diligence Review - Unable to Proceed
Tantalum	NPM Silmet AS	CID001200	Conformant
Tungsten	NPP Tyazhmetprom LLC	CID003416	RMI Due Diligence Review - Unable to Proceed
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	CID001314	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	CID002517	Conformant
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	CID002779	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	CID001325	Conformant
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	CID001326	RMI Due Diligence Review - Unable to Proceed
Tungsten	OOO “Technolom” 1	CID003614	RMI Due Diligence Review - Unable to Proceed

15

Tungsten	OOO “Technolom” 2	CID003612	RMI Due Diligence Review - Unable to Proceed
Tin	Operaciones Metalurgicas S.A.	CID001337	Conformant
Gold	Pease & Curren	CID002872	Communication Suspended - Not Interested
Gold	Penglai Penggang Gold Industry Co., Ltd.	CID001362	Outreach Required
Tungsten	Philippine Chuangxin Industrial Co., Inc.	CID002827	Conformant
Gold	Planta Recuperadora de Metales SpA	CID002919	Conformant
Tin	Pongpipat Company Limited	CID003208	Outreach Required
Tantalum	PowerX Ltd.	CID004054	Conformant
Tin	Precious Minerals and Smelting Limited	CID003409	Active
Gold	Prioksky Plant of Non-Ferrous Metals	CID001386	RMI Due Diligence Review - Unable to Proceed
Gold	PT Aneka Tambang (Persero) Tbk	CID001397	Conformant
Tin	PT Aries Kencana Sejahtera	CID000309	Conformant
Tin	PT Artha Cipta Langgeng	CID001399	Conformant
Tin	PT ATD Makmur Mandiri Jaya	CID002503	Conformant
Tin	PT Babel Inti Perkasa	CID001402	Conformant
Tin	PT Babel Surya Alam Lestari	CID001406	Conformant
Tin	PT Bangka Prima Tin	CID002776	Conformant
Tin	PT Bangka Serumpun	CID003205	Conformant
Tin	PT Bangka Tin Industry	CID001419	Active
Tin	PT Belitung Industri Sejahtera	CID001421	Conformant
Tin	PT Bukit Timah	CID001428	Conformant
Tin	PT Cipta Persada Mulia	CID002696	Conformant
Tin	PT Menara Cipta Mulia	CID002835	Conformant
Tin	PT Mitra Stania Prima	CID001453	Conformant
Tin	PT Mitra Sukses Globalindo	CID003449	Conformant
Tin	PT Panca Mega Persada	CID001457	Outreach Required
Tin	PT Premium Tin Indonesia	CID000313	Conformant
Tin	PT Prima Timah Utama	CID001458	Conformant
Tin	PT Putera Sarana Shakti (PT PSS)	CID003868	Conformant
Tin	PT Rajawali Rimba Perkasa	CID003381	Conformant
Tin	PT Rajehan Ariq	CID002593	Conformant
Tin	PT Refined Bangka Tin	CID001460	Conformant

16

Tin	PT Sariwiguna Binasentosa	CID001463	Conformant
Tin	PT Stanindo Inti Perkasa	CID001468	Conformant
Tin	PT Sukses Inti Makmur	CID002816	Conformant
Tin	PT Timah Nusantara	CID001486	Conformant
Tin	PT Timah Tbk Kundur	CID001477	Conformant
Tin	PT Timah Tbk Mentok	CID001482	Conformant
Tin	PT Tinindo Inter Nusa	CID001490	Conformant
Tin	PT Tirus Putra Mandiri	CID002478	Communication Suspended - Not Interested
Tin	PT Tommy Utama	CID001493	Conformant
Gold	PX Precinox S.A.	CID001498	Conformant
Gold	QG Refining, LLC	CID003324	Outreach Required
Tantalum	QuantumClean	CID001508	Conformant
Gold	Rand Refinery (Pty) Ltd.	CID001512	Conformant
Gold	Refinery of Seemine Gold Co., Ltd.	CID000522	Outreach Required
Gold	REMONDIS PMR B.V.	CID002582	Conformant
Tantalum	Resind Industria e Comercio Ltda.	CID002707	Conformant
Tin	Resind Industria e Comercio Ltda.	CID002706	Conformant
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	CID003583	Conformant
Gold	Royal Canadian Mint	CID001534	Conformant
Tin	Rui Da Hung	CID001539	Conformant
Gold	SAAMP	CID002761	Non Conformant
Gold	Sabin Metal Corp.	CID001546	Communication Suspended - Not Interested
Gold	Safimet S.p.A	CID002973	Non Conformant
Gold	SAFINA A.S.	CID002290	Conformant
Gold	Sai Refinery	CID002853	Outreach Required
Gold	Sam Precious Metals	CID003666	Outreach Required
Gold	Samduck Precious Metals	CID001555	Non Conformant
Gold	Samwon Metals Corp.	CID001562	Communication Suspended - Not Interested
Gold	SEMPSA Joyeria Plateria S.A.	CID001585	Conformant
Gold	Shandong Gold Smelting Co., Ltd.	CID001916	Conformant
Gold	Shandong Humon Smelting Co., Ltd.	CID002525	Outreach Required
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CID001619	Outreach Required
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CID001622	Conformant

17

Gold	Shenzhen CuiLu Gold Co., Ltd.	CID002750	Outreach Required
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	CID002527	Outreach Required
Tungsten	Shinwon Tungsten (Fujian Shanghang) Co., Ltd.	CID004430	Conformant
Gold	Shirpur Gold Refinery Ltd.	CID002588	Outreach Required
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CID001736	Conformant
Gold	Singway Technology Co., Ltd.	CID002516	Non Conformant
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	CID001756	RMI Due Diligence Review - Unable to Proceed
Gold	Solar Applied Materials Technology Corp.	CID001761	Conformant
Tantalum	Solikamsk Magnesium Works OAO	CID001769	RMI Due Diligence Review - Unable to Proceed
Gold	Sovereign Metals	CID003383	Outreach Required
Gold	State Research Institute Center for Physical Sciences and Technology	CID003153	Outreach Required
Gold	Sudan Gold Refinery	CID002567	Outreach Required
Gold	Sumitomo Metal Mining Co., Ltd.	CID001798	Conformant
Gold	SungEel HiMetal Co., Ltd.	CID002918	Conformant
Gold	Super Dragon Technology Co., Ltd.	CID001810	Outreach Required
Tin	Super Ligas	CID002756	Conformant
Gold	T.C.A S.p.A	CID002580	Conformant
Tin	Takehara PVD Materials Plant / PVD Materials Division of MITSUI MINING & SMELTING CO., LTD.	CID004403	Active
Tantalum	Taki Chemical Co., Ltd.	CID001869	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	CID001875	Conformant
Tantalum	TANIOBIS Co., Ltd.	CID002544	Conformant
Tantalum	TANIOBIS GmbH	CID002545	Conformant
Tantalum	TANIOBIS Japan Co., Ltd.	CID002549	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	CID002550	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	CID002542	Conformant
Tantalum	Telex Metals	CID001891	Conformant
Tin	Thaisarco	CID001898	Conformant
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CID002180	Conformant
Tin	Tin Technology & Refining	CID003325	Conformant
Gold	Tokuriki Honten Co., Ltd.	CID001938	Conformant
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CID001947	Outreach Required
Gold	TOO Tau-Ken-Altyn	CID002615	Conformant
Gold	Torecom	CID001955	Conformant
Tungsten	Tungsten Vietnam Joint Stock Company	CID003993	Conformant

18

Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	CID002574	Outreach Required
Tantalum	Ulba Metallurgical Plant JSC	CID001969	Conformant
Gold	Umicore Precious Metals Thailand	CID002314	Non Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	CID001980	Conformant
Tungsten	Unecha Refractory metals plant	CID002724	Non Conformant
Gold	United Precious Metal Refining, Inc.	CID001993	Conformant
Gold	Valcambi S.A.	CID002003	Conformant
Tin	VQB Mineral and Trading Group JSC	CID002015	Outreach Required
Gold	WEEEREFINING	CID003615	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	CID002030	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	CID002036	Conformant
Gold	WIELAND Edelmetalle GmbH	CID002778	Conformant
Tungsten	Wolfram Bergbau und Hutten AG	CID002044	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	CID002082	Conformant
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CID000616	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CID002508	Conformant
Gold	Yamakin Co., Ltd.	CID002100	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CID001522	Conformant
Gold	Yokohama Metal Co., Ltd.	CID002129	Conformant
Tungsten	YUDU ANSHENG TUNGSTEN CO., LTD.	CID003662	Outreach Required
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CID002158	Conformant
Gold	Yunnan Copper Industry Co., Ltd.	CID000197	Outreach Required
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CID003397	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CID002224	Conformant

*      The information in this column is based on smelter or refiner information made publicly available by RMI as of May 14, 2024. The terms used have the following meanings:

•	“Conformant” means that a smelter or refiner participates in and has been listed as “Conformant” to the assessment protocols of the Responsible Minerals Assurance Process (“RMAP”).

•	“Non-Conformant” means that a smelter’s or refiner’s systems, processes and practices materially deviate from the requirements of the Standard, or the auditee refuses to participate in the assessment process or does not provide adequate access to facilities to complete the assessment.

•	“Active” means that the facility is in one of the stages of the audit cycle, anywhere from completion of the necessary documents to scheduling the audit date to enacting corrective actions in the post-audit phase.

•	“Not Enrolled” refers to smelters that are not currently participating in the RMAP. Included in this category are facilities that the RMI is currently reaching out to, those that are communicating with the RMI regarding participation in an audit, those that have refused to participate, and those that have not completed the mandatory annual re-audit and those that failed to meet the assessment protocols to pass as audit. The following sub-statuses roll up into the “Not Enrolled” category; “Communication Suspended – Not Interested”; “Due Diligence Vetting Process”; “In Communication”; “Outreach Required”; and “RMI Due Diligence Review – Unable to Proceed”.

**      Certain suppliers reported the presence of this entity that was sanctioned by the United States Department of Treasury, Office of Foreign Assets Control on March 17, 2022, specifically, CID003185 - African Gold Refinery (“AGR”). Because of the over-reporting nature of the industry CMRT information collection process, and the nature of the supply chains and goods, we are unable to confirm AGR was or is active in our supply chain.

19

•	APPENDIX B - Countries of Origin

The information provided in this Appendix is based on the information collected from our suppliers and is provided in good faith. We will continue to update it as our due diligence process and third-party data evolves.

Albania
Andorra
Angola
Argentina
Armenia
Australia
Austria
Azerbaijan
Belarus
Belgium
Benin
Bermuda
Bolivia (Plurinational State of)
Brazil
Bulgaria
Burkina Faso
Burundi
Cambodia
Canada
Central African Republic
Chile
China
Colombia
Congo
Cyprus
DRC or an adjoining country (Covered Countries)
Djibouti
Dominica
Dominican Republic
Ecuador
Egypt
El Salvador
Eritrea
Estonia
Ethiopia
Fiji

20

Finland
France
Georgia
Germany
Ghana
Guam
Guatemala
Guinea
Guyana
Honduras
Hong Kong
Hungary
India
Indonesia
Ireland
Israel
Italy
Ivory Coast
Japan
Jersey
Kazakhstan
Kenya
Korea, Republic Of
Kyrgyzstan
Liberia
Liechtenstein
Lithuania
Luxembourg
Madagascar
Malaysia
Mali
Mauritania
Mexico
Mongolia
Morocco
Mozambique
Myanmar
Namibia
Netherlands

21

New Zealand
Nicaragua
Niger
Nigeria
Norway
Oman
Panama
Papua New Guinea
Peru
Philippines
Poland
Portugal
Russian Federation
Rwanda
Saudi Arabia
Senegal
Sierra Leone
Singapore
Slovakia
Solomon Islands
South Africa
South Sudan
Spain
Sudan
Suriname
Sweden
Switzerland
Taiwan
Tajikistan
Tanzania
Thailand
Togo
Turkey
Uganda
United Arab Emirates
United Kingdom
USA
Uzbekistan
Vietnam
Zambia

22